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                                                                    EXHIBIT 10.2




                              EMPLOYMENT AGREEMENT


         This Agreement is made and entered onto as of July 1, 1997 (the "Effective Date"), by and between CORESTAFF, INC., hereinafter referred to as "CORESTAFF," and ____________ hereinafter referred to as "Employee".

         WITNESSETH:

         Whereas CORESTAFF has employed Employee as an Executive Officer of CORESTAFF and both parties wish to continue this beneficial relationship and wish to provide for certain contingencies in their future;

         Now, therefore, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

         1. OFFER AND ACCEPTANCE OF EMPLOYMENT. CORESTAFF agrees to and hereby does employ Employee for the position of _______________________of CORESTAFF. Employee agrees to accept such employment and to perform the services specified herein, all upon the terms and conditions hereinafter stated.

         2. DUTIES. Employee agrees to discharge faithfully, diligently and to the best of his ability during the term hereof the duties normally incidental to the position of ______________________________, subject to the direction and control of CORESTAFF'S Board of Directors (the "Board"). Employee agrees to serve in such other capacity and perform such other executive duties as the Board may reasonably direct from time to time and which are consistent with Employees position and status. Employee agrees that, during the term of this Agreement, Employee will devote Employee's entire time, skill, energy, knowledge and best efforts to the business and affairs of CORESTAFF and that Employee will not engage, directly or indirectly, in any other business interest or activities, whether or not similar to that of CORESTAFF, except with the written consent of the Board.

         Employee shall be expected to commit whatever time is necessary for the normal responsibilities of CORESTAFF management.

         3. COMPENSATION. During the term of this Agreement, CORESTAFF agrees to compensate the Employee and Employee agrees to accept the following amounts and benefits:

                 3.1 Base Compensation. Employee shall receive a base cash salary at the rate of $________ per annum through the term of this Agreement, provided however, that the parties are free to increase this salary by mutual agreement in a writing executed by each of them. Such Base Compensation will be reviewed from time to time by the Chief Executive Officer of CORESTAFF and the Board's Compensation Committee, and upon recommendation by the Chief Executive Officer, the Compensation Committee in its sole discretion may make appropriate adjustments. The compensation received by Employee from time to time pursuant to


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this Section 3.1 shall be hereinafter referred to as "Base Compensation."  The
Base Compensation constitutes a gross amount and shall be paid in substantially equal semi-monthly installments subject to such withholding and deductions as may from time to time be legally required.

                 3.2 Bonus. In addition to Base Compensation, Employee shall be eligible to receive annual bonuses (an "Incentive Bonus"). The Incentive Bonus shall be composed of two sums. The first component shall be an amount equal to thirty-five percent (35%) of Employee's annual Base Compensation based upon CORESTAFF meeting earnings per share objectives for such year as approved by the Board. The second component shall be an amount equal to fifteen percent (15%) of Employee's annual Base Compensation based upon Employee meeting, in the sole good faith discretion of the Chief Executive Officer of CORESTAFF, certain written objectives established annually by Employee and CORESTAFF's Chief Executive Officer; provided, however, this provision is not intended to limit the amount of the Incentive Bonus to fifty percent (50%) of Employee's annual Base Compensation and the Incentive Bonus may be increased in any given year at the sole discretion of the Chief Executive Officer of CORESTAFF and the Board's Compensation Committee. The Incentive Bonus will be made on or before March 15 of the year following the calendar year during which the bonus criteria was achieved (the "Payout Date"), provided the Employee was an employee on the payroll of CORESTAFF on December 31st of that year.

                 3.3 Benefits. Employee shall be entitled to participate in any plan established by CORESTAFF, excluding the CORESTAFF Inc. Severance Benefit Plan, to provide benefits to employees at the time Employee meets the eligibility criteria established for each plan. In addition, Employee shall be entitled to a car allowance of $1,000 per month to cover the cost of an automobile payment, gasoline and automobile maintenance and insurance, and will be reimbursed for all country club memberships and associations and related dues and expenses.

                 3.4 Vacation. CORESTAFF's standard vacation policies shall apply to Employee, provided however, that Employee shall be entitled to four (4) weeks of compensated vacation each year, to be taken at times mutually agreed upon between Employee and the Chief Executive Officer of CORESTAFF.

         4. TERM AND TERMINATION OF EMPLOYMENT. Subject to earlier termination as provided herein, CORESTAFF and Employee agree that this Agreement shall continue until June 30, 2000, after which time this Agreement shall automatically renew for one (1) year terms unless notice of non-renewal is given by either party to the other party at least



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sixty (60) days prior to the expiration of the applicable term.  If CORESTAFF notifies Employee of non-renewal of this Agreement prior to June 30, 2000, CORESTAFF shall pay Employee, in one lump sum, one (1) year of Base Compensation in return for Employee executing a termination of employment agreement which contains a full release of all claims against CORESTAFF.


         CORESTAFF or Employee, as the case may be, shall have the right to terminate employment under this Agreement at any time for any of the following reasons:

                 (a) Termination Upon Death or Total Disability. In the event of Employee's death during the term of this Agreement, this Agreement will terminate upon the first day of the month following Employee's date of death. CORESTAFF may terminate this Agreement by reason of "Total Disability" upon at least thirty (30) days' notice to Employee. As used herein, "Total Disability" means illness or other physical or mental disability of Employee which shall continue for a period of at least six (6) months in the aggregate during any twelve (12) month period during the term of this Agreement, which such illness or disability shall make it impossible or impracticable for Employee to perform any of Employee's duties and responsibilities hereunder with whatever reasonable accommodation may be required by applicable law. If a disagreement arises between Employee and CORESTAFF as to whether Employee is suffering from "Total Disability," as defined herein, the question of Employee's disability shall be determined by a physician designated by a majority of the Board. In the event of Employee's death or Total Disability, CORESTAFF shall pay Employee's heirs, in one lump sum, one (1) year of Base Compensation in return for Employee's heirs executing a full release of all claims against CORESTAFF and CORESTAFF shall automatically vest all outstanding Awards (as defined in the CORESTAFF 1995 Long-Term Incentive Plan) granted more than six (6) months prior to the date of Employee's death or Total Disability.

                 (b) Termination For Cause. Prior to the end of the term of this Agreement, CORESTAFF, upon 10 days prior written notice to Employee, may discharge Employee for Cause and terminate this Agreement without any further liability hereunder to Employee or his estate, other than the obligation to pay to Employee his base salary accrued to the date of termination. For purposes of this Agreement, a discharge for "Cause" shall mean a discharge resulting from a determination by the Board that Employee:

                          (i) has failed to diligently perform the material duties assigned to Employee under this Agreement or to have abandoned Employee's assigned job duties and not to have remedied the situation within a reasonable period of time after receipt of written notice from CORESTAFF specifying the failure;

                          (ii) has failed to abide by CORESTAFF's policies, rules, procedures or directives and not to have remedied the situation within a reasonable period of time after receipt of written notice specifying the failure;



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                          (iii)   has acted in a grossly negligent manner, or
         has engaged in reckless or willful misconduct with respect to CORESTAFF which results or could have resulted in material harm to CORESTAFF's standing among customers, suppliers, employees and other business relationships;

                          (iv) has been found guilty by a court of law of fraud, dishonesty and/or a felony crime, or any other crime involving moral turpitude;

                          (v) has engaged in employee misconduct, including but not limited to, breach of fiduciary duty, theft, fraud, dishonesty, embezzlement, violation of securities laws, violation of employment-related laws (including but not limited to laws prohibiting discrimination in employment), violation of non- competition, non-solicitation or confidentiality agreements or this Agreement, falsification of employment applications or other business records, insubordination, habitual absenteeism or tardiness, or unethical activity.

In making any determination described above, the Board must act in good faith. Notwithstanding the foregoing, Employee shall in no event be deemed to have been discharged for Cause unless and until there shall have been delivered to Employee a termination notice in the form of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding Employee, if applicable).

                 (c) Termination Without Cause and Constructive Termination. Prior to the end of the term of this Agreement, CORESTAFF, upon written notice to Employee, may discharge Employee without Cause and terminate this Agreement, such termination to be effective upon the date as specified in said notice. In the event CORESTAFF terminates Employee without Cause or Employee is Constructively Terminated, CORESTAFF shall pay Employee, in one lump sum, two (2) years of Base Compensation in return for Employee executing a termination of employment agreement which contains a full release of all claims against CORESTAFF. For purposes of this Agreement, "Constructively Terminated" or "Constructive Termination" shall mean the occurrence of any of the following events without Employee's express written consent:

                          (i) A substantial and adverse change in the Employee's duties, control, authority, status or position with CORESTAFF, or the assignment to the Employee of any duties or responsibilities which are materially inconsistent with such status or position, or a material reduction in the duties and responsibilities previously exercised by the Employee, or a loss of title, loss of office, relocation, loss of significant authority, power or control, or any removal of him from or any failure to reappoint or reelect him to such positions, except in connection with the termination of his employment for Cause or Total Disability, or as a result of Employee's death;

                          (ii)    Any reduction by CORESTAFF in Employee's Base




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         Compensation unless such reduction shall also apply to similarly situated executives of CORESTAFF and does not exceed ten percent (10%) per year (unless otherwise agreed to in writing by Employee);

                          (iii) Any material breach by CORESTAFF of any provision of this Agreement;

                          (iv) A material increase in the amount of travel required by CORESTAFF of Employee to perform Employee's duties; or

                          (v) A required relocation by CORESTAFF of Employee outside Houston, TX.

                 (d) Resignation. Should Employee, at any time during the term of this Agreement, desire to resign his employment for reasons other than a Triggering Event, Employee shall submit notice of his proposed resignation to the Board at least one hundred twenty (120) days prior to the intended effective date thereof. This notice period may be waived by the Board in its sole discretion. CORESTAFF will have no further obligation if Employee resigns other than to pay Employee for compensation already earned including any obligation under any applicable benefit plan. Employee understands that Employee will still be subject to the Sections 6, 8, 9 and 10 of this Agreement.

                 (e)      Change of Control.       Should Employee, at any time
during the term of this Agreement, leave CORESTAFF's employment as a result of a Triggering Event, as defined below, then CORESTAFF shall (i) pay Employee, in one lump sum, two (2) years of Base Compensation and an amount equal to the highest Incentive Bonus paid to Employee during the two (2) year period immediately preceding the Triggering Event and (ii) automatically vest all outstanding Awards granted more than six (6) months prior to the date of the Triggering Event, in return for Employee executing a termination of employment agreement which contains a full release of all claims against CORESTAFF.

         For the purposes of this Agreement, a "Change of Control" shall occur if (i) CORESTAFF shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of CORESTAFF), (ii) CORESTAFF sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other persons or entities (other than wholly-owned subsidiaries of CORESTAFF), (iii) the stockholders of CORESTAFF adopt a plan of dissolution or liquidation, (iv) any person, entity, or "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 30% of the outstanding shares of voting capital stock of CORESTAFF, or (v) as a result of or in connection with any cash tender or exchange offer, merger, consolidation, share exchange or other business combination, sale of assets or a contested election for the board of directors, or any combination of the foregoing transactions (a "Transaction"), (x) the persons who were directors of


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CORESTAFF before such Transaction shall cease to constitute a majority of the
Board, or (y) less than 70% of the outstanding voting securities of the surviving person or entity is owned or controlled by the stockholders of CORESTAFF immediately prior to the Transaction, excluding any stockholders the are an interested party to the Transaction (the "former Stockholders").

                 "Triggering Event" shall mean a Change of Control; provided, however, (i) in the event a Change of Control is effected by a person or entity which, immediately prior to the Change of Control, did not have revenues equal to or in excess of 10% of CORESTAFF's gross revenues derived from any line of business which CORESTAFF was engaged in at the time of the Change of Control, then a "Triggering Event" shall mean a Change of Control and the occurrence of Constructive Termination or termination of Employee's employment by CORESTAFF other than for Cause or Total Disability, or as a result of Employee's death within two (2) years after such Change of Control without Employee's express written consent and (ii) in the event of a Change of Control of the type described in clause (v)(y) above in which the Former Stockholders own or control 60% or more of the outstanding voting securities of the surviving person or entity after consummation of the Transaction, then a "Triggering Event" shall mean a Change of Control and the material reduction of Michael T. Willis' day to day duties or responsibilities prior to the Transaction from those duties and responsibilities previously exercised at CORESTAFF or the replacement of Mr. Willis as Chief Executive Officer of the surviving person or entity.

         5. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent, postage prepaid, by certified or registered mail, return-receipt requested (a) to Employee at __________, Houston, TX 77___ and (b) to CORESTAFF at 4400 Post Oak Parkway, Suite 1130, Houston, Texas 77027-3413, Attention: General Counsel, or (c) to other such address as either party shall designate by written notice to the other party.

         6. CONFIDENTIAL INFORMATION. Employee acknowledges that in the course of his employment by CORESTAFF he will receive certain confidential information and knowledge concerning the operations of CORESTAFF which CORESTAFF desires to protect and in the future, Employee will have greater access to such information and CORESTAFF will provide additional confidential information to Employee. This confidential information shall include, but not be limited to:

                 (i) terms and conditions of and the identity of the parties to CORESTAFF's agreements with its clients and suppliers, including but not limited to price information;

                 (ii) management systems, policies or procedures, including the contents of related forms and manuals;

                 (iii)    professional advice rendered or taken by CORESTAFF;



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                 (iv)     CORESTAFF'S own financial data, business and
                          management information, strategies and plans and internal practices and procedures, including but not limited to internal financial records, statements and information, cost reports or other financial information;

                 (v) proprietary software, systems and technology-related methodologies of the CORESTAFF and clients of CORESTAFF;

                 (vi) salary, bonus and other personnel information relating to CORESTAFF personnel;

                 (vii) CORESTAFF's business and management development plans, including but not limited to proposed or actual plans regarding acquisitions (including the identity of any acquisition contacts), divestitures, asset sales, and mergers;

                 (viii) decisions and deliberations of CORESTAFF's committees or boards; and

                 (ix) litigation, disputes, or investigations to which CORESTAFF may be a party and legal advice provided to Employee on behalf of CORESTAFF in the course of Employee's employment.

Employee understands that such information is confidential, and he agrees not to reveal such information to anyone outside CORESTAFF so long as the confidential or secret nature of such information shall continue. Employee further agrees that he will at no time use such information in competing with CORESTAFF. At such time as Employee shall cease to be employed by CORESTAFF, he will surrender to CORESTAFF all papers, documents, writings and other property produced by him or coming into his possession by or through his employment and relating to the information referred to in this paragraph, and Employee agrees that all such materials will at all times remain the property of CORESTAFF.

         7. CONFLICTS OF INTEREST. In keeping with Employee's fiduciary duties to CORESTAFF, Employee agrees that he shall not, acting alone or in conjunction with others, directly or indirectly, become involved in a conflict of interest, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that he shall disclose to the Board any facts which might involve any reasonable possibility of a conflict of interest.

         It is agreed that a direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect CORESTAFF involves a possible conflict of interest. Circumstances in which a conflict of interest on the part of Employee would or might arise, and which should be reported immediately by Employee to the Board, include, but are not limited to the following:


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                 (i)      Ownership of a material interest in any supplier,
                          contractor, subcontractor, or other entity with which CORESTAFF does business;

                 (ii) Acting in any capacity including director, officer, partner, consultant, employee, distributor, agent or the like, for suppliers, contractors, subcontractors, or other entities with which the CORESTAFF does business;

                 (iii) Acceptance, directly or indirectly, of payments, services or loans from a supplier, contractor, subcontractor, or other entity with which the entity does business, including but not limited to, gifts, trips, entertainment, or other favors, of more than a nominal interest;

                 (iv) Misuse of information or facilities of CORESTAFF to which Employee has access in a manner which will be detrimental to CORESTAFF's interest, such as, utilization for Employee's own benefit of know-how or information developed through CORESTAFF's business or research activities;

                 (v) Disclosure or other misuse of information of any kind obtained through Employee's connection with CORESTAFF;

                 (vi) Acquiring or trading in, directly or indirectly, other properties or interests connected with the services provided by CORESTAFF;

                 (vii) The appropriation by Employee or diversion to others, directly or indirectly, of any business opportunity in which it is known or could reasonably be anticipated that CORESTAFF would be interested; and

                 (viii) The ownership, directly or indirectly, of a material interest in an enterprise in competition with CORESTAFF or acting as a director, officer, partner, consultant, employee or agent of any enterprise which is in competition with CORESTAFF.

         8. NON-COMPETITION. In return for the additional consideration stated in this Agreement, including the promise of CORESTAFF to provide Employee with additional confidential information, Employee agrees that, during Employee's employment and for two (2) years after the termination of employment (the "Non-Compete Period"), Employee shall not directly or indirectly possess an ownership interest in, manage, control, participate in, consult with, render services for any other person, firm, association or corporation, engaged in CORESTAFF's business, without the prior written consent of CORESTAFF, within the United States because such activity would unavoidably and unfairly compromise CORESTAFF's legitimate protectible business interests in its confidential information, clients, employees, suppliers, and business relationships. Employee agrees that Employee shall not, either directly or indirectly, during the Non- Compete Period, in any capacity whatsoever (either as an employee, officer, director, stockholder, proprietor, partner, joint venturer, consultant or otherwise) (a) solicit, contact, call upon, communicate with, or attempt to communicate with any CORESTAFF client or potential client for the purpose of providing services to such client, or (b) sell any services to any CORESTAFF client or potential client. Employee agrees that Employee shall not directly



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or indirectly through any other entity, during the Non-Compete Period, either alone or in conjunction with any other person or entity employ, solicit, induce, or recruit, any person employed by CORESTAFF at any time within the one
(1) year period immediately preceding such employment, solicitation, inducement or recruitment. For the purposes of this Agreement, "potential client" shall be defined as those entities whom CORESTAFF has prepared a proposal for the provision of services and such proposal or quotation is pending within 60 days prior to the commencement of the Non- Compete Period.

         9. SPECIFIC PERFORMANCE. Employee acknowledges that a remedy at law for any breach or attempted breach of Sections 6, 7 and 8 of this Agreement will be inadequate, agrees that CORESTAFF may be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or purchasing of any bond in connection with the obtaining of any such injunctive or any other equitable relief.

         10. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, the breach thereof, Employee's employment with CORESTAFF, or the termination thereof, except for the injunctive relief described in Section 9 of this Agreement, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. To select an arbitrator, each party shall strike a name from the list submitted by AAA with the grieving party striking first. The arbitrator shall not have the power to add to or ignore any of the terms and conditions of this Agreement. His decision shall not go beyond what is necessary for the interpretation and application of this Agreement and obligations of the parties under this Agreement. Cost of such arbitration, but not attorney's fees, will be paid by the losing party.

         11. BINDING EFFECT. This Agreement shall be binding upon all successors and assigns of CORESTAFF. The obligations of Employee under this Agreement are personal and may not be assigned.

         12. GOVERNING LAW. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Texas.

         13. SEVERABILITY. In case any term, phrase, clause, paragraph, section, restriction, covenant or agreement contained in this Agreement shall be held to be invalid or unenforceable, the same shall be deemed, and it is hereby agreed that same is meant to be, severable, and such invalidity or unenforceability shall not defeat or impair the remaining provisions hereof.


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         14.     WAIVER OF BREACH.  The waiver by either party hereto of a
breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of such breaching party.

         15. ENTIRE AGREEMENT. Except for the amended Option Agreements between CORESTAFF and Employee dated as of ____________, this Agreement supersedes, replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Employee and CORESTAFF including, without limitation, that certain Employment Agreement dated as of ______________, between CORESTAFF and Employee, and constitutes the entire Agreement between Employee and CORESTAFF with respect to the subject matter of this Agreement.

         16. MODIFICATION. This Agreement may not be changed or terminated orally, and no change, termination, or waiver of this Agreement or of any of the provisions herein contained shall be binding unless made in writing and signed by both parties, and in the case of CORESTAFF, by the Chief Executive Officer and President of CORESTAFF.

         In witness whereof, the parties hereto have affixed their signatures to this Agreement on the dates stated below, this Agreement to be effective as of the Effective Date.

                                        CORESTAFF, INC.



                                    By:
----------------------------            -------------------------------------
Employee                                Michael T. Willis
                                        Chief Executive Officer and President

Date:                                   Date:
      ----------------------                  -------------------------------





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